Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Church & Dwight Co., Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): the Company’s common stock, par value $1.00 per share (“common stock”). The summary below is not complete and is qualified in its entirety by reference to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), and the Company’s amended and restated by-laws (the “Bylaws”). The terms of these securities also may be affected by the General Corporation Law of the State of Delaware.

Description of Common Stock

The Company’s authorized common stock consists of 600 million shares of common stock, $1.00 par value. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Holders of common stock will have no liability for further calls or assessments and will not be personally liable for the payment of our debts except as they may be liable by reason of their own conduct or acts.

The Company’s authorized preferred stock consists of 2,500,000 shares of preferred stock, $1.00 par value.

Charter Provisions

The Certificate of Incorporation includes a number of provisions that were designed to help assure that all of the Company’s stockholders will be treated similarly if certain kinds of business combinations are effected. However, these provisions may make it more difficult to accomplish certain transactions that are opposed by the incumbent board of directors and that could be beneficial to stockholders. Delaware law and these provisions of the Certificate of Incorporation may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the trading price of our common stock.

Our restated certificate of incorporation also authorizes our board of directors to issue preferred stock that may have voting rights and, if convertible into common stock, could increase the number of shares of common stock outstanding.

Additionally, our restated certificate of incorporation provides that:

•	special meetings of stockholders may be called only by a majority of the directors then in office or by the Chief Executive Officer.

•	no action may be taken by our stockholders otherwise than at an annual or special meeting of stockholders and, therefore, stockholder action may not be effected by a consent in writing;

•

the board of directors is divided into two classes, with one class having a three year term and one class having a one year term. Commencing with the 2020 annual meeting of the Company’s stockholders, there shall be a single class of directors with all directors serving for terms of one-year;

•

directors that are in the class of directors having a three-year term may be removed only for cause, and directors that are in the class having a one-year term may be removed with or without cause, in each case by the affirmative vote of holders of at least a majority of our capital stock entitled to vote for the election of directors; and

•

the authorized number of directors may be changed only by a resolution adopted by a majority of the entire board of directors, which is based on the total number of director positions, including vacant positions, and the board of directors, by the affirmative vote of two-thirds of the directors then in office, may appoint new directors to fill any newly created directorships.

In addition, the Company’s Certificate of Incorporation generally provides that stockholders must give the Company advance notice, at least 120 days prior to the anniversary of the mailing of the previous year’s proxy materials, of a proposed nominee for director or of any business to be brought by a stockholder before an annual stockholders’ meeting. The notice must contain specified information.

The Certificate of Incorporation also provides that the following transactions require the affirmative vote of holders of at least two-thirds of the shares of the Company’s stock entitled to vote generally on the election of directors, unless the transaction has first been approved by at least two-thirds of the directors then in office (in which case approval by holders of a majority of the votes cast by holders entitled to vote on the matter is required):

•

our merger or consolidation with any other corporation, other than a merger or consolidation with a wholly owned direct or indirect subsidiary in which we are the surviving corporation and all of our stockholders retain the same proportional voting and equity interest which they had in us prior to the consummation of the transaction; or

•

any sale, lease, exchange or other disposition other than in the ordinary course of business to another entity or person of our assets in excess of 25% of the value of our gross assets on a consolidated basis at the time of the transaction.

This provision may be amended only by the affirmative vote of holders of two-thirds of our stock entitled to vote generally in the election of directors.

Section 203 of the Delaware General Corporation Law

We are a Delaware corporation. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation, and other specified transactions resulting in financial benefits to the interested stockholder. Under Section 203, an interested stockholder generally is defined as a person who, together with affiliates and associates, owns (or within the three prior years did own) 15% or more of the corporation’s outstanding voting stock.

This prohibition is effective unless:

•

the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder was approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans; or

•

at or after the time the stockholder becomes an interested stockholder, the business combination was approved by a majority of the board of directors and, at an annual or special meeting, by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Proxy Access Nominations

Under our bylaws, a stockholder (or a group of up to 20 stockholders) who has held at least 3% of our common stock for three years or more may nominate a director and have that nominee included in our proxy materials, provided that the stockholder and nominee satisfy the requirements specified in our Bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the board of directors for inclusion in our proxy statement must satisfy the requirements specified in our Bylaws.

Forum Selection Clause

Under our bylaws, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims shall be the Delaware Court of Chancery (except that, in the event the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware). This provision applies to (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or employee or stockholder of the Company, (c) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware.